Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Calumet Specialty Products Partners, L.P. for the registration of common units and debt securities and to the incorporation by reference therein of our report dated November 2, 2007, with respect to the consolidated financial statements of Calumet Specialty Products Partners, L.P. and our report dated November 2, 2007 with respect to the balance sheet of Calumet GP, LLC, included in its Current Report (Form 8-K) dated November 6, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Indianapolis, Indiana
November 2, 2007